Exhibit 99.1

News Release

Lockheed Martin Elects Joseph F. Dunford Jr. to Board of Directors

BETHESDA, Md., Jan. 24, 2020 – Lockheed Martin (NYSE: LMT) today announced its board of directors has elected former Chairman of the Joint Chiefs of Staff General Joseph F. Dunford Jr. to the board, effective Feb. 10, 2020.

“General Dunford’s service to the nation at the highest levels of military leadership will bring valuable insight to our board,” said Marillyn Hewson, chairman, president and CEO of Lockheed Martin. “His experience in complex, global operations and risk management, including cybersecurity threats, is a tremendous asset and will enhance board oversight in key business areas.”

Dunford is a retired U.S. Marine Corps general. He served as the 19th Chairman of the Joint Chiefs of Staff, the nation’s highest-ranking military officer and the principal military advisor to the president, secretary of defense and the National Security Council, from October 2015 until his retirement in September 2019. His previous assignments include serving as the 36th Commandant of the Marine Corps and the commander of all U.S. and NATO forces in Afghanistan. Commissioned in 1977, Dunford served as an infantry officer at all levels, including commanding the 5th Marine Regiment during Operation Iraqi Freedom.

Dunford will serve on the corporation's Classified Business and Security Committee and Nominating and Corporate Governance Committee.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

For additional information, visit our website: www.lockheedmartin.com.

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Media Contact
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com